Attachment to N-SAR Sub-Item 77I (KYE)

On or about August 8, 2013, the Registrant completed the issuance and sale of (i) $6 million aggregate principal amount 2.59% Series I Senior Unsecured Notes due August 8, 2018, (ii) $29 million aggregate principal amount 3.07% Series J Senior Unsecured Notes due August 8, 2020, (iii) $50 million aggregate principal amount 3.72% Series K Senior Unsecured Notes due August 8, 2023, and (iv) $45 million aggregate principal amount 3.82% Series L Senior Unsecured Notes due August 8, 2025 in a private placement.